Exhibit 10.5

Execution Version

TAX MATTERS AGREEMENT

by and between

KELLOGG COMPANY

and

WK Kellogg Co

Dated as of September 29, 2023

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.1	General	2

ARTICLE II
PAYMENTS AND TAX REFUNDS

Section 2.1	Allocation of Tax Liabilities	9
Section 2.2	Determination of Taxes Attributable to the WKKC Business	10
Section 2.3	Employment Taxes	10
Section 2.4	Transaction Taxes	10
Section 2.5	Delayed WKKC Assets; Delayed WKKC Liabilities; Delayed Kellanova Assets; Delayed Kellanova Liabilities	10
Section 2.6	Tax Refunds	10
Section 2.7	Tax Benefits	11
Section 2.8	Prior Agreements	11

ARTICLE III
PREPARATION AND FILING OF TAX RETURNS

Section 3.1	Kellanova’s Responsibility	11
Section 3.2	WKKC’s Responsibility	11
Section 3.3	Right To Review Tax Returns	11
Section 3.4	Cooperation	11
Section 3.5	Tax Reporting Practices	12
Section 3.6	Reporting of the Transactions	12
Section 3.7	Protective Section 336(e) Election	12
Section 3.8	Payment of Taxes	13
Section 3.9	Amended Returns and Carrybacks	13
Section 3.10	Tax Attributes	14

ARTICLE IV
TAX-FREE STATUS OF THE TRANSACTIONS

Section 4.1	Representations and Warranties	14
Section 4.2	Certain Restrictions Relating to the Tax-Free Status of the Transactions	15

ARTICLE V
INDEMNITY OBLIGATIONS

Section 5.1	Indemnity Obligations	17
Section 5.2	Indemnification Payments	18

Section 5.3	Payment Mechanics	18
Section 5.4	Treatment of Payments	18

ARTICLE VI
TAX CONTESTS

Section 6.1	Notice	19
Section 6.2	Separate Returns	19
Section 6.3	Joint Returns	19
Section 6.4	Obligation of Continued Notice	19
Section 6.5	Settlement Rights	19

ARTICLE VII
COOPERATION

Section 7.1	General	20
Section 7.2	Consistent Treatment	20

ARTICLE VIII
RETENTION OF RECORDS; ACCESS

Section 8.1	Retention of Records	21
Section 8.2	Access to Tax Records	21

ARTICLE IX
DISPUTE RESOLUTION

Section 9.1	Dispute Resolution	21

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1	Conflicting Agreements	22
Section 10.2	Interest on Late Payments	22
Section 10.3	Successors	22
Section 10.4	Assignability	22
Section 10.5	No Fiduciary Relationship	22
Section 10.6	Further Assurances	23
Section 10.7	Survival	23
Section 10.8	Notices	23
Section 10.9	Distribution Date	23

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of September 29, 2023 by and between Kellogg Company, a Delaware corporation (“Kellanova”), and WK Kellogg Co, a Delaware corporation (“WKKC,” and together with Kellanova, the “Parties”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).

R E C I T A L S

WHEREAS, the board of directors of Kellanova (the “Kellanova Board”) has determined that it is in the best interests of Kellanova and its shareholders to create a new publicly traded company that shall operate the WKKC Business;

WHEREAS, in furtherance of the foregoing, the Kellanova Board has determined that it is appropriate and desirable to separate the WKKC Business from the Kellanova Business (the “Internal Reorganization”) and, following the Internal Reorganization, make a distribution, on a pro rata basis, to holders of Kellanova Shares on the Record Date of all of the outstanding WKKC Shares owned by Kellanova (the “Distribution”);

WHEREAS, WKKC has been incorporated solely for these purposes and has not engaged in activities except in connection with the Internal Reorganization and the Distribution;

WHEREAS, Kellanova will effect certain restructuring transactions described in the Internal Reorganization Step Plan for the purpose of aggregating the WKKC Business in the WKKC Group prior to the Distribution, and, in connection therewith, Kellanova will undertake the Contribution, in exchange for which WKKC (i) shall issue to Kellanova WKKC Shares, pay to Kellanova the WKKC Contribution Payment, and assume certain liabilities related to the WKKC Business, and (ii) may issue to Kellanova certain debt securities of WKKC (the “WKKC Securities”);

WHEREAS, Kellanova intends to effect the Distribution in a transaction that, taken together with the Contribution, is intended to qualify as tax-free to both Kellanova and its shareholders for U.S. federal income tax purposes under Sections 368(a)(1)(D), 355, and 361 of the Code (except with respect to cash received in lieu of a fractional share);

WHEREAS, certain members of the Kellanova Group, on the one hand, and certain members of the WKKC Group, on the other hand, file certain Tax Returns on a consolidated, combined, or unitary basis for certain federal, state, local, and foreign Tax purposes; and

WHEREAS, the Parties desire to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (ii) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. As used in this Agreement (including the recitals hereof), the following terms shall have the following meanings:

“Active Trade or Business” means, with respect to WKKC or any member of the WKKC Group, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the WKKC Business as conducted by such entity immediately prior to the Distribution.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit, or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreement” shall have the meaning set forth in the Separation Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States, New York, New York or Chicago, Illinois.

“Canadian Tax Ruling” shall have the meaning set forth in the Separation Agreement.

“Canadian Transfer Agreement” shall mean that certain Asset Purchase Agreement, to be dated as of October 1, 2023, by and between Kellogg Canada Inc. and WK Kellogg Canada Corp.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contribution” shall have the meaning set forth in the Separation Agreement.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Distribution” shall have the meaning set forth in the Separation Agreement.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Employment Tax” shall mean those Liabilities (as defined in the Separation Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Federal Income Tax” shall mean (i) any Tax imposed by Subtitle A of the Code other than an Employment Tax, and (ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Section 355(d) and (e) of the Code.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree, or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of withholding or offset) by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Group” shall mean either the Kellanova Group or the WKKC Group, as the context requires.

“Income Tax” means all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains, minimum Tax or any Tax on items of tax preference, but not including sales, use, real or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (i) of this definition, together with any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“Internal Distribution” shall mean any transaction (or series of transactions) effected as part of the Transactions (other than the Contribution and the Distribution) that is intended to qualify as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code, as described in the Tax Materials.

“Internal Reorganization” shall have the meaning set forth in the preamble hereto.

“Internal Reorganization Step Plan” shall mean have the meaning set forth in the Separation Agreement.

“IRS” shall mean the U.S. Internal Revenue Service or any successor agency, including, but not limited, to its agents, representatives, and attorneys.

“IRS Ruling” shall mean any U.S. federal income tax ruling issued to Kellanova by the IRS in connection with the Transactions.

“IRS Ruling Request” shall mean the letter filed by Kellanova with the IRS requesting a ruling regarding certain U.S. federal income tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the Kellanova Group together with one or more members of the WKKC Group.

“Kellanova” shall have the meaning set forth in the preamble hereto.

“Kellanova Affiliated Group” shall mean the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Kellanova is the common parent.

“Kellanova Business” shall have the meaning set forth in the Separation Agreement.

“Kellanova Federal Consolidated Income Tax Return” shall mean any U.S. Federal Income Tax Return for the Kellanova Affiliated Group.

“Kellanova Group” shall have the meaning set forth in the Separation Agreement.

“Kellanova Separate Return” shall mean any Tax Return of or including any member of the Kellanova Group (including any consolidated, combined, or unitary return) that does not include any member of the WKKC Group.

“Kellanova Shares” shall have the meaning set forth in the Separation Agreement.

“Law” shall have the meaning set forth in the Separation Agreement.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not the Controlling Party with respect to such Tax Contest.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by WKKC management or shareholders, is a hostile acquisition, or otherwise, as a result of which WKKC (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from WKKC (or any successor thereto) and/or one or more holders of WKKC Capital Stock, respectively, any amount of WKKC Capital Stock, that would, when combined with any other direct or indirect changes in ownership of WKKC Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise thirty-five percent (35%) or more of (i) the value of all outstanding shares of stock of WKKC as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of WKKC as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by WKKC of a shareholder rights plan, or (ii) issuances by WKKC that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Reasonable Basis” shall mean a reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Separate Return” shall mean a Kellanova Separate Return or a WKKC Separate Return, as the case may be.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“Specified State Tax Incentives” shall have the meaning set forth in Schedule C.

“State Tax” shall mean (i) any Tax imposed by any State of the United States, the District of Columbia or by any political subdivision of any such State or the District of Columbia, and (ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Straddle Period” shall mean any taxable period that begins on or before, and ends after, the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any federal, state, local, or foreign Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, escheat, unclaimed property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum, or other taxes, whether disputed or not, and including any interest, penalties, charges, or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary, or similar group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether by contract, by operation of law, or otherwise.

“Tax Advisor” shall mean a tax counsel or accountant of recognized national standing.

“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses, and any other losses, deductions, credits, or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit Actually Realized” means with respect to a Party and its Affiliates a reduction in the amount of Taxes that are required to be paid or an increase in refund due, whether resulting from a deduction, from reduced gain or increased loss from disposition of an asset, or otherwise, such reduction or increase in refund due determined on an “actually realized” basis. For purposes of this definition, a Party or its Subsidiaries will be deemed to have “actually realized” such reduction or increase in refund due at the time the amount of Taxes such Party or any of its Subsidiaries is required to pay is reduced or the amount of any refund due is increased. The amount of any Tax Benefit Actually Realized shall be computed on a “with and without” basis.

“Tax Certificates” shall mean any officer’s certificates, representation letters, or similar documents provided by Kellanova and WKKC to Kirkland & Ellis LLP or any other law or accounting firm in connection with any Tax Opinion delivered or deliverable to Kellanova in connection with the Transactions.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax-Free Status of the Transactions” shall mean (i) the qualification of the Contribution (including Kellanova’s receipt of WKKC Shares, the WKKC Contribution Payment, and any WKKC Securities in connection therewith) and the Distribution, taken together, as a reorganization described in Sections 368(a)(1)(D) and 355 of the Code, (ii) the qualification of the Distribution as a transaction in which the WKKC Shares distributed to holders of Kellanova Shares is “qualified property” for purposes of Section 361(c) of the Code, (iii) the nonrecognition of income, gain, or loss by Kellanova, WKKC, and holders of Kellanova Shares on the Contribution and the Distribution under Sections 355, 361, and 1032 of the Code (except with respect to any cash received in lieu of fractional WKKC Shares), and (iv) the qualification of the transactions described on Schedule A as being free from Tax to the extent set forth therein.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit, or any other item which increases or decreases Taxes paid or payable in any taxable period.

“Tax Law” shall mean the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Opinion” shall mean any written opinion delivered or deliverable to Kellanova by Kirkland & Ellis LLP or any other law or accounting firm regarding the tax consequences of the Transactions (including, for the avoidance of doubt, any Internal Distribution or other action or transaction preceding the Distribution).

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax-Related Losses” shall mean, with respect to any Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes, and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amounts paid by Kellanova (or any of its Affiliates) or WKKC (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions.

“Tax Return” shall mean any return, report, certificate, form, or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission, or entity thereof having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

“Transactions” shall mean the Internal Reorganization, the Distribution, any other transaction described in the Internal Reorganization Step Plan, and any related transactions.

“Transaction Taxes” shall mean all Transfer Taxes and other Taxes (including Taxes imposed on any member of the Kellanova Group under Sections 951 or 951A of the Code, as determined by Kellanova in its discretion) imposed on or with respect to the Transactions, other than any Taxes resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions; provided, however, that Transaction Taxes shall not include any amounts for which WKKC has an indemnification obligation pursuant to Article V.

“Transfer Tax” shall mean (i) all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profits, or similar Taxes, however assessed), and (ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.

“Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Kellanova on which Kellanova may rely to the effect that a transaction will not affect the Tax-Free Status of the Transactions. Any such opinion must assume that the Transactions would have qualified for Tax-Free Status of the Transactions if the transaction in question did not occur.

“WKKC” shall have the meaning set forth in the preamble hereto.

“WKKC Business” shall have the meaning set forth in the Separation Agreement.

“WKKC Capital Stock” shall mean all classes or series of capital stock of WKKC, including (i) WKKC Shares, (ii) all options, warrants, and other rights to acquire such capital stock, and (iii) all other instruments properly treated as stock of WKKC for U.S. federal income tax purposes.

“WKKC Contribution Payment” shall have the meaning set forth in the Separation Agreement.

“WKKC Disqualifying Action” shall mean (i) any action (or failure to take any action) by any member of the WKKC Group after the Distribution (including entering into any agreement, understanding, arrangement, or negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Distribution involving WKKC Capital Stock or the assets of any member of the WKKC Group, or (iii) any breach by any member of the WKKC Group after the Distribution of any representation, warranty, or covenant made by them in this Agreement, that, in each case, would adversely affect the Tax-Free Status of the Transactions or result in any Taxes described in Schedule B; provided, however, that the term “WKKC Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Internal Reorganization or the Distribution.

“WKKC Group” shall have the meaning set forth in the Separation Agreement.

“WKKC Separate Return” shall mean any Tax Return of or including any member of the WKKC Group (including any consolidated, combined, or unitary return) that does not include any member of the Kellanova Group.

“WKKC Shares” shall have the meaning set forth in the Separation Agreement.

ARTICLE II

PAYMENTS AND TAX REFUNDS

Section 2.1 Allocation of Tax Liabilities. Except as otherwise provided in this Article II and Section 5.1, Taxes shall be allocated as follows:

(a) Allocation of Taxes Relating to Joint Returns.

(i) Allocation for Pre-Distribution Periods. Kellanova shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods.

(ii) Allocation to WKKC for Post-Distribution Periods. WKKC shall pay and be responsible for any and all Taxes attributable to the WKKC Business that are due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Periods.

(iii) Allocation to Kellanova for Post-Distribution Periods. Kellanova shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Taxes described in Section 2.1(a)(ii) for all Post-Distribution Periods.

(b) Allocation of Taxes Relating to Separate Returns.

(i) Except as otherwise provided in Section 2.1(b)(iii), Kellanova shall pay and be responsible for any and all Taxes due with respect to or required to be reported on (A) any Kellanova Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods and (B) any WKKC Separate Return (including any increase in such Tax as a result of a Final Determination) with respect to a taxable period ending on or before the Distribution Date.

(ii) Except as otherwise provided in Section 2.1(b)(iii), WKKC shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any WKKC Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods other than taxable periods ending on or before the Distribution Date (excluding, for the avoidance of doubt, any Transaction Taxes allocated to the Kellanova Group pursuant to Section 2.3).

(iii) The Party that directly or indirectly owns real or personal property following the Distribution shall pay and be responsible for any real property, personal property or similar Taxes imposed with respect to such property.

Section 2.2 Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

Section 2.3 Transaction Taxes. Except as otherwise provided in the Canadian Transfer Agreement, the Group liable under applicable Law shall be responsible for any and all Transaction Taxes, as reasonably determined by Kellanova.

Section 2.4 Tax Refunds.

(a) Kellanova shall be entitled to all Refunds related to Taxes the liability for which is allocated to Kellanova pursuant to this Agreement. WKKC shall be entitled to all Refunds related to Taxes the liability for which is allocated to WKKC pursuant to this Agreement.

(b) WKKC shall pay to Kellanova any Refund received by WKKC or any member of the WKKC Group that is allocable to Kellanova pursuant to this Section 2.4 no later than fifteen (15) Business Days after the receipt of such Refund. Kellanova shall pay to WKKC any Refund received by Kellanova or any member of the Kellanova Group that is allocable to WKKC pursuant to this Section 2.4 no later than fifteen (15) Business Days after the receipt of such Refund. For purposes of this Section 2.4, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit, and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

Section 2.5 Tax Benefits. All amounts required to be paid by one Party to another pursuant to this Agreement shall be reduced by the Tax Benefit Actually Realized by the Indemnitee or its Affiliates as a result of the claim giving rise to the payment to the extent such Tax Benefit Actually Realized arises in the taxable year the applicable loss is incurred. If the receipt or accrual of any such payment (other than payments of interest pursuant to Section 10.2) results in taxable income to the Indemnitee or its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnified Party or its Affiliates shall have realized the same net amount it would have realized had the payment not resulted in taxable income.

Section 2.6 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Kellanova Group and any member of the WKKC Group shall be terminated with respect to the WKKC Group as of the Distribution Date. No member of the WKKC Group or the Kellanova Group shall have any continuing rights or obligations to any member of the other Group under any such agreement.

Section 2.7 Specified State Tax Incentives. Notwithstanding the foregoing provisions, the responsibilities of the Parties to this Agreement with respect to the Specified State Tax Incentive shall be set forth in Schedule C.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1 Kellanova’s Responsibility. Kellanova shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns, all Kellanova Separate Returns (including pursuant to Section 2.1(b)(iii)), and all WKKC Separate Returns for which Kellanova is liable pursuant to Section 2.1(b)(i), including any amendments to such Tax Returns.

Section 3.2 WKKC’s Responsibility. WKKC shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns, including any amended Tax Returns, required to be filed by or with respect to members of the WKKC Group other than those Tax Returns which Kellanova is required to prepare and file under Section 3.1. The Tax Returns required to be prepared and filed by WKKC under this Section 3.2 shall include any WKKC Separate Returns with respect to Straddle Periods and any amended WKKC Separate Returns with respect to Straddle Periods (including pursuant to Section 2.1(b)(iii)).

Section 3.3 Right To Review Tax Returns. To the extent that the positions taken on any Tax Return would reasonably be expected to materially affect the Tax position of the Party other than the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or 3.2 (the “Reviewing Party”), the Party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portion of such Tax Return that relates to the business of the Reviewing Party (the Kellanova Business or the WKKC Business, as the case may be), shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the due date for such Tax Return (taking into account any applicable extensions), and shall modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments.

Section 3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, Kellanova shall not be required to disclose to WKKC any consolidated, combined, unitary, or other similar Joint Return of which a member of the Kellanova Group is the common parent or any information related to such a Joint Return other than information relating solely to the WKKC Group. If an amended Separate Return for State Taxes for which WKKC is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return for Federal Income Tax pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third-party preparers.

Section 3.5 Tax Reporting Practices. Except as provided in Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which WKKC is the Responsible Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by WKKC; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. WKKC shall not take any action inconsistent with the assumptions made (including with respect to any Tax Item) in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, WKKC (i) shall not be permitted, and shall not permit any member of the WKKC Group, without Kellanova’s prior written consent, to make a change in any of its methods of accounting for Tax purposes for any taxable period that begins on or before the second anniversary of the Distribution Date, and (ii) shall notify Kellanova of, and consider in good faith any reasonable comments provided by Kellanova regarding, any such change in method of accounting for any taxable period that begins after the second anniversary of the Distribution Date and on or before the fourth anniversary of the Distribution Date. Such notification and consideration described in clause (ii) of the preceding sentence shall occur prior to the making of any such change in method of accounting.

Section 3.6 Reporting of the Transactions. The Tax treatment of any step in or portion of the Transactions shall be reported on each applicable Tax Return consistently with the Tax Materials and the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Return is filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return, and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Transactions shall be reported on such Tax Return.

Section 3.7 Protective Section 336(e) Election. After the date hereof, Kellanova shall determine, in its sole and absolute discretion, whether to make a protective election under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or analogous provisions of state and local Tax Law) in connection with the Distribution with respect to WKKC and each other member of the WKKC Group that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). If Kellanova determines that a Section 336(e) Election would be beneficial:

(a) Kellanova, WKKC, and their respective Affiliates shall cooperate in making the Section 336(e) Election, including by filing any statements, amending any Tax Returns, or taking such other actions as are reasonably necessary to carry out the Section 336(e) Election;

(b) if the Distribution fails to qualify (in whole or in part) for the Tax-Free Status of the Transactions and WKKC or any member of the WKKC Group realizes an increase in Tax basis as a result of the Section 336(e) Election (the “Section 336(e) Tax Basis”), then the Tax Benefit Actually Realized by WKKC and each member of the WKKC Group as a result of the Section 336(e) Tax Basis shall be shared between Kellanova and WKKC in the same proportion as the Taxes giving rise to the Section 336(e) Tax Basis were borne by Kellanova and WKKC (after giving effect to the indemnification obligations in this Agreement); and

(c) to the extent the Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election on any Tax Return, in connection with any Tax Contest, or otherwise, except as may be required by a Final Determination.

Section 3.8 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party, and the Party receiving such notice shall pay such amount to the Responsible Party no later than the later of (i) five (5) Business Days prior to the date on which such payment is due, and (ii) fifteen (15) Business Days after the receipt of such notice.

(c) With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party no later than the later of (i) five (5) Business Days prior to the date on which such payment is due, and (ii) fifteen (15) Business Days after the receipt of such notice.

Section 3.9 Amended Returns and Carrybacks.

(a) WKKC shall not, and shall not permit any member of the WKKC Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period without the prior written consent of Kellanova, such consent to be exercised in Kellanova’s sole and absolute discretion.

(b) WKKC shall, and shall cause each member of the WKKC Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period.

(c) WKKC shall not, and shall cause each member of the WKKC Group not to, without the prior written consent of Kellanova, make any affirmative election to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, such consent to be exercised in Kellanova’s sole and absolute discretion.

(d) Receipt of consent by WKKC or a member of the WKKC Group from Kellanova pursuant to the provisions of this Section 3.9 shall not limit or modify WKKC’s continuing indemnification obligation pursuant to Article V.

Section 3.10 Tax Attributes. Kellanova shall in good faith advise WKKC in writing of the amount (if any) of any Tax Attributes which Kellanova determines, in its sole and absolute discretion, shall be allocated or apportioned to the WKKC Group under applicable Tax Law. WKKC and all members of the WKKC Group shall prepare all Tax Returns in accordance with such written notice. WKKC agrees that it shall not dispute Kellanova’s determination of Tax Attributes. For the avoidance of doubt, Kellanova shall not be required in order to comply with this Section 3.10 to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, any “E&P studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.

ARTICLE IV

TAX-FREE STATUS OF THE TRANSACTIONS

Section 4.1 Representations and Warranties.

(a) Kellanova, on behalf of itself and all other members of the Kellanova Group, hereby represents and warrants that (i) it has examined the IRS Ruling, the IRS Ruling Request, the Tax Opinion, the Tax Certificates, the Internal Reorganization Step Plan, and any other materials delivered or deliverable in connection with the issuance of the IRS Ruling and the rendering of the Tax Opinion, in each case, as they exist as of the date hereof (collectively, the “Tax Materials”), and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Kellanova or any member of the Kellanova Group or the Kellanova Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Kellanova, on behalf of itself and all other members of the Kellanova Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Kellanova, any member of the Kellanova Group, or the Kellanova Business.

(b) WKKC, on behalf of itself and all other members of the WKKC Group, hereby represents and warrants that (i) it has examined the Tax Materials, and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to WKKC or any member of the WKKC Group or the WKKC Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. WKKC, on behalf of itself and all other members of the WKKC Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to WKKC, any member of the WKKC Group, or the WKKC Business.

(c) Each of Kellanova, on behalf of itself and all other members of the Kellanova Group, and WKKC, on behalf of itself and all other members of the WKKC Group, represents and warrants that it knows of no fact or circumstance (after due inquiry) that may cause the Transactions to fail to qualify for the Tax-Free Status of the Transactions.

(d) Each of Kellanova on behalf of itself and all other members of the Kellanova Group, and WKKC, on behalf of itself and all other members of the WKKC Group, represents and warrants that it has no plan or intention to take, fail to take, or cause or permit to be taken any action which is inconsistent with any of the statements or representations made or set forth in the Tax Materials.

Section 4.2 Certain Restrictions Relating to the Tax-Free Status of the Transactions.

(a) WKKC, on behalf of itself and all other members of the WKKC Group, hereby covenants and agrees that no member of the WKKC Group will take, fail to take, or cause or permit to be taken (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant, or representation in the Tax Materials, or (ii) any action where such action or failure to act constitutes a WKKC Disqualifying Action.

(b) During the Restricted Period, WKKC:

(i) shall (1) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (2) not engage in any transaction that would cause WKKC to cease to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (3) cause each Affiliate of WKKC whose Active Trade or Business is relied upon in the Tax Materials for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code, (4) not engage in any transaction, or cause or permit an Affiliate of WKKC to engage in any transaction, that would result in an Affiliate of WKKC described in clause (3) to cease to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code for purposes of clauses (1) through (4), and (5) not dispose of, or cause or permit an Affiliate of WKKC to dispose of, directly or indirectly, any interest in an Affiliate of WKKC described in clause (3);

(ii) shall not voluntarily dissolve or liquidate itself, any Affiliate of WKKC described in Section 4.2(b)(i), or any Affiliate of WKKC that that was a party to an Internal Distribution (including any action that is a liquidation for U.S. federal income tax purposes);

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent WKKC has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any WKKC stock, or rights to acquire WKKC stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of WKKC Capital Stock (including through the conversion of any class of WKKC Capital Stock into another class of WKKC Capital Stock), (4) merge or consolidate with any other Person (or cause or permit any Affiliate of WKKC that was a party to an Internal Distribution to merge or consolidate with any other Person), or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any of the statements and representations made or set forth in the Tax Materials) which in the aggregate, when combined with any other direct or indirect changes in ownership of WKKC Capital Stock pertinent for purposes of Section 355(e) of the Code, would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in WKKC (or in any Affiliate of WKKC that was a party to an Internal Distribution) or otherwise jeopardize the Tax-Free Status of the Transactions; and

(iv) shall not, and shall not cause or permit any member of the WKKC Group to, sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose of (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer, or disposition) assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the consolidated gross assets of WKKC or the WKKC Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, or (4) any mandatory or optional repayment (or prepayment) of any indebtedness of WKKC or any member of the WKKC Group. The percentages of gross assets or consolidated gross assets of WKKC or the WKKC Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of WKKC and the members of the WKKC Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of WKKC or one of its Subsidiaries with and into any Person that is not a wholly-owned Subsidiary of WKKC shall constitute a disposition of all of the assets of WKKC or such Subsidiary.

(c) Notwithstanding the restrictions imposed by Section 4.2(b), WKKC or a member of the WKKC Group may take any of the actions or transactions described therein if WKKC either (i) obtains an Unqualified Tax Opinion in form and substance satisfactory to Kellanova in its sole and absolute discretion, or (ii) obtains the prior written consent of Kellanova waiving the requirement that WKKC obtain an Unqualified Tax Opinion, such waiver to be provided in Kellanova’s sole and absolute discretion. Kellanova’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion (and, for the avoidance of doubt, Kellanova may determine that no opinion would be acceptable to Kellanova). WKKC shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse Kellanova for all reasonable out-of-pocket expenses that Kellanova or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor Kellanova’s waiver of WKKC’s obligation to deliver an Unqualified Tax Opinion shall limit or modify WKKC’s continuing indemnification obligation pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

Section 5.1 Indemnity Obligations. Notwithstanding anything to the contrary in this Agreement:

(a) Kellanova shall indemnify and hold harmless WKKC from and against, and will reimburse WKKC for, (i) all liability for Taxes allocated to Kellanova pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Kellanova Group pursuant to this Agreement, (iii) 83% of all Taxes or Tax-Related Losses resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions, other than those Taxes or Tax Related Losses for which WKKC is responsible pursuant to Section 5.1(b)(ii) or 5.1(b)(iv), and (iv) the amount of any Refund received by any member of the Kellanova Group that is allocated to WKKC pursuant to Section 2.4(a).

(b) Without regard to whether an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, WKKC shall indemnify and hold harmless Kellanova from and against, and will reimburse Kellanova for, (i) all liability for Taxes allocated to WKKC pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the WKKC Group pursuant to this Agreement, (iii) 17% of all Taxes or Tax-Related Losses resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions, other than those Taxes or Tax Related Losses for which Kellanova is responsible pursuant to Section 5.1(a)(ii) (iii) the amount of any Refund received by any member of the WKKC Group that is allocated to Kellanova pursuant to Section 2.4(a), and (iv) any Taxes and Tax-Related Losses attributable to a WKKC Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied).

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a)(ii) (on the one hand) and 5.1(b)(ii) or (iv) (on the other hand), responsibility for such Tax or Tax-Related Loss shall be shared by Kellanova and WKKC according to relative fault as determined by Kellanova in its good faith discretion (for the avoidance of doubt, subject to the provisions of Section 9.1).

Section 5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as a result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority, and (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination, such other Party shall pay to the first Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

Section 5.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by Kellanova directly to WKKC and by WKKC directly to Kellanova; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Kellanova Group, on the one hand, may make such indemnification payment to any member of the WKKC Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

Section 5.4 Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement shall be treated for all U.S. federal income tax purposes, to the extent permitted by Law, as either (i) a non-taxable contribution by Kellanova to WKKC, or (ii) a distribution by WKKC to Kellanova, and, in the case of any payment made between the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution. Notwithstanding the foregoing, Kellanova shall notify WKKC if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.

ARTICLE VI

TAX CONTESTS

Section 6.1 Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, examination, claim, dispute, suit, action, proposed assessment, or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 6.1 (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

Section 6.2 Separate Returns. In the case of any Tax Contest with respect to any Separate Return (other than a WKKC Separate Return for which Kellanova is liable pursuant to Section 2.1(b)(i), the Party having the liability for the Tax pursuant to Article II shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

Section 6.3 Joint Returns. In the case of any Tax Contest with respect to any Joint Return, Kellanova shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

Section 6.4 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

Section 6.5 Participation Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest, (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest, and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party, in each case except to the extent that the Non-Controlling Party is materially prejudiced by such failure.

ARTICLE VII

COOPERATION

Section 7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative, or advisor of such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (each a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii) the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s commercially reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information in connection with the filing of any Tax Returns of either Party or any member of either Party’s Group.

(b) Except as provided in any other Ancillary Agreement, each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

Section 7.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise that is inconsistent with (i) the treatment of payments between the Kellanova Group and the WKKC Group as set forth in Section 5.4, (ii) the Tax Materials, or (iii) the Tax-Free Status of the Transactions.

Section 7.3 Consistent Treatment - Canada. Kellanova and WKKC agree to cause Kellogg Canada Inc. and WK Kellogg Canada Corp, respectively, to prepare and file any Tax Return that is required to be prepared and filed under the Income Tax Act (Canada), and all regulations thereunder, in a manner consistent with the Canadian Tax Ruling.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

Section 8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof), and (ii) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Kellanova Group or the WKKC Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the Kellanova Group proposes to destroy any Tax Records, Kellanova shall first notify WKKC in writing, and the WKKC Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date when the WKKC Group proposes to destroy any Tax Records, WKKC shall first notify Kellanova in writing, and the Kellanova Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying, during normal business hours upon reasonable notice, all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession. Each of the Parties shall permit the other Party and its Affiliates, authorized agents, and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall following the dispute resolution procedures set forth in Sections 7.1(b), 7.2 and 7.3 of the Separation Agreement. In the event that such dispute has not been resolved within ten (10) days of the receipt of a CEO Negotiation Request (as defined in the Separation Agreement) in accordance with Section 7.3 of the Separation Agreement, or within such longer period as the Parties may agree to in writing, then the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Kellanova, WKKC, and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Kellanova and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement or any Ancillary Agreement, this Agreement shall control with respect to the subject matter thereof.

Section 10.2 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 10.3 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to either of the Parties (including but not limited to any successor of Kellanova or WKKC succeeding to any Tax Attributes of either Party under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 10.4 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party.

Section 10.5 No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

Section 10.6 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the express limitations of this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

Section 10.7 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations and warranties, covenants, and obligations contained in this Agreement, and Liability for breach of any obligations contained herein, shall survive the Separation and Distribution and shall remain in full force and effect.

Section 10.8 Notices. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when delivered via email (such email shall be deemed delivered on the date of dispatch by the sender thereof to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto) and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

If to Kellanova, to:

Kellanova

412 N. Wells Street

Chicago, IL 60654

Attention: Office of Chief Legal Officer

E-mail: *****

If to WKKC, to:

WK Kellogg Co

One Kellogg Square

North Tower

Battle Creek, Michigan 49017

Attention: Office of Chief Legal Officer

E-mail: *****

Section 10.9 Distribution Date. This Agreement shall become effective only upon the Distribution Date.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

Kellogg Company

By:	/s/ Steve Cahillane
Name:	Steven Cahillane
Title:	Chief Executive Officer

WK Kellogg Co

By:	/s/ Gary Pilnick
Name:	Gary Pilnick
Title:	President

Tax Matters Agreement Signature Page